CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 50 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 11, 2002, relating to the financial statements and financial highlights appearing in the October 31, 2002 Annual
Report to Shareholders of Vanguard Municipal Bond Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service Providers - Independent Accountants" in the Statement of Additional Information.







PricewaterhouseCoopers LLP
Philadelphia, PA

March 10, 2003